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CBIZ CPAs P.C.

CityPlace I, 185 Asylum Street

25th Floor

Hartford, CT 06103

P: 860.760.0600

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Mount Street US (Georgia) LLP

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria, that Mount Street US (Georgia) LLP (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's (the “SEC”) Regulation AB for asset-backed securities transactions for which the Company acted as servicer, including commercial and multifamily mortgage loans (the “Platform”), as of and for the period January 1, 2025 through December 31, 2025, excluding the criteria set forth in items 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(i)(a), 1122(d)(3)(i)(b), 1122(d)(3)(i)(c), 1122(d)(3)(i)(d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x)(a), 1122(d)(4)(x)(b), 1122(d)(4)(x)(c), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii),1122(d)(4)(xiv) and 1122(d)(4)(xv), which management has determined are not applicable to the servicing activities performed by the Company with respect to the Platform. Appendix A to the accompanying Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria identifies the asset-backed transactions defined by management as constituting the Platform. Appendix B identifies the applicable servicing criteria with respect to the Platform. Management is responsible for its assertion and for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (PCAOB) (United States), and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination procedures and the evidence we obtained are sufficient and appropriate to provide a reasonable basis for our opinion. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

As described in the accompanying Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria, for servicing criteria 1122(d)(2)(i) and 1122(d)(2)(vii), the Company has engaged various vendors to perform the activities related to the applicable servicing criteria. The Company has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Division of Corporation Finance, Compliance and Disclosure Interpretation of the rules adopted under Regulation AB and the Securities Act and the Exchange Act (C&DI) 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the SEC’s Regulation AB, including servicing criteria 1122(d)(2)(i) and 1122(d)(2)(vii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the period January 1, 2025 through December 31, 2025 for the Platform, is fairly stated, in all material respects.

/s/ CBIZ CPAs P.C.

Hartford, CT

February 27, 2026

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